ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

Abraxas Announces Spring Borrowing Base Redetermination and Presentation at IPAA OGIS New York

San Antonio (April 2, 2018) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ: AXAS) today announced that the borrowing base under the Company’s revolving credit facility was increased $40 million to $175 million in connection with the Company’s spring borrowing base redetermination. At quarter end March 31, 2018 Abraxas was $104 million drawn on the credit facility with an estimated $5.5 million in cash, providing estimated pro forma liquidity of $76.5 million.

Abraxas will be presenting at the IPAA OGIS New York on April 9, 2018 at 11:05am ET. A live webcast of this presentation can be accessed under the investor relations portion of Abraxas’ website at www.abraxaspetroleum.com.

Bob Watson, President and CEO of Abraxas commented, “Our significant reserve growth in the fourth quarter of 2017 drove a $40 million increase in our credit facility. This result further demonstrates the tremendous success our team has had in executing on our business plan. We would like to thank all the members of our bank group for their continued support of the Company. Our new $175 million borrowing base provides more than adequate liquidity for us to continue to execute on our business plan.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675